Exhibit 99.11

Opinion and consent of Dechert LLP regarding legality of issuance of shares and other matters.

Dechert LLP
1775 I Street, N.W.

Washington, D.C.  20006

September 29, 2004

Board of Trustees

J.P. Morgan Series Trust

522 Fifth Avenue

New York, New York 10036

Re:                               J.P. Morgan Series Trust, on behalf of its series JPMorgan Global Healthcare Fund

Dear Ladies and Gentlemen:

We have acted as special counsel to J.P. Morgan Series Trust, a Massachusetts business trust (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the acquisition by JPMorgan Global Healthcare Fund, a series of the Trust, of the assets of One Group Health Sciences Fund, a series of One Group Mutual Funds, a Massachusetts business trust, which shares have been registered on a Form N-14 Registration Statement (the “Registration Statement”) filed by the Trust with the U.S. Securities and Exchange Commission on September 29, 2004.  -*

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of, and subject to, the foregoing, it is our opinion that the shares of beneficial interest of the Trust registered under the Securities Act of 1933, as amended, in the Registration Statement, when issued in accordance with the terms described in the Registration Statement and the Agreement and Plan of Reorganization included therein, will be duly and validly issued and outstanding, fully paid and non-assessable by the Trust.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.

Very truly yours,

/s/ Dechert LLP